Exhibit 99.1

Plus Therapeutics Announces Pricing of Upsized $15 Million Public Offering

January 14, 2026

HOUSTON, Jan. 14, 2026 (GLOBE NEWSWIRE) — Plus Therapeutics, Inc. (NASDAQ: PSTV) (the “Company”), a healthcare company developing and commercializing precision diagnostics and radiopharmaceuticals for central nervous system (CNS) cancers, today announces the pricing of its underwritten public offering of 39,473,684 units, with each unit consisting of one share of common stock and one warrant (the “Warrants”). Each unit is being sold to the public at a price of $0.38 per unit. The gross proceeds to the Company from this offering are expected to be approximately $15 million, before deducting underwriting discounts and commissions and other estimated offering expenses. Each Warrant will be immediately exercisable, will entitle the holder to purchase one share of common stock at an exercise price of $0.38 per share and will expire five years from the date of issuance. The Company has granted the underwriter a 30-day option to purchase up to an additional 5,921,052 shares of common stock and/or warrants to purchase up to an additional 5,921,052 shares of common stock, or any combination thereof, solely to cover over-allotments, if any.

The Company intends to use the proceeds for working capital and general corporate purposes.

The offering is expected to close on January 15, 2026, subject to satisfaction of customary closing conditions.

Lake Street Capital Markets, LLC is acting as the sole underwriter for the offering.

A registration statement on Form S-1, as amended (File No. 333-292637) relating to the securities was filed with the Securities and Exchange Commission (“SEC”) on January 9, 2026 and was declared effective on January 13, 2026, and a related registration statement was filed with the SEC on January 13, 2026 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and became automatically effective upon filing (together, the “Registration Statement”). This offering is being made only by means of a preliminary prospectus forming a part of the Registration Statement and a final prospectus. The Registration Statement and the preliminary prospectus relating to the offering are available for free on the SEC’s website at www.sec.gov. Copies of the final prospectus, when available, may be obtained from Lake Street Capital Markets, LLC, 121 S 8th St Suite 1000, Minneapolis, MN 55402. The final prospectus will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Plus Therapeutics

Headquartered in Houston, Texas, Plus Therapeutics, Inc. is a clinical-stage pharmaceutical company developing targeted radiotherapeutics for difficult-to-treat cancers of the central nervous system with the potential to enhance clinical outcomes. Combining image-guided local beta radiation and targeted drug delivery approaches, the Company is advancing a pipeline of product candidates with lead programs in leptomeningeal metastases (LM) and recurrent glioblastoma (GBM). The Company has built a supply chain through strategic partnerships that enable the development, manufacturing, and future potential commercialization of its products.

About CNSide Diagnostics, LLC

CNSide Diagnostics, LLC is a wholly owned subsidiary of Plus Therapeutics, Inc. that develops and commercializes proprietary laboratory-developed tests, such as CNSide®, designed to identify tumor cells that have metastasized to the central nervous system in patients with carcinomas and melanomas. The CNSide® CSF Assay Platform enables quantitative analysis of the cerebrospinal fluid that informs and improves the management of patients with leptomeningeal metastases.

Forward Looking Statements

This press release contains statements that may be deemed “forward-looking statements” within the meaning of U.S. securities laws. All statements in this press release other than statements of historical fact are forward-looking statements. These forward-looking statements may be identified by future verbs, as well as terms such as “expect,” “anticipate” “intend,” “believe,” “estimate,” “will,” and similar expressions or the negatives thereof. Such statements are based upon certain assumptions and assessments made by management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this press release could differ materially from those expressed or implied by these forward-looking statements because of risks, uncertainties, and other factors that include, but are not limited to, the following: expectations regarding the completion of the proposed offering; the Company’s ability to successfully raise sufficient capital on reasonable terms or at all; available cash on hand and contractual and statutory limitations that could impair our ability to pay future dividends; our ability to complete our pre-clinical or clinical studies; and changes in local or national economic conditions. This list of risks, uncertainties, and other factors is not complete. Any or all forward-looking statements the Company makes may turn out to be wrong and can be affected by inaccurate assumptions the Company might make or by known or unknown risks, uncertainties, and other factors, including those identified in this press release. Accordingly, you should not place undue reliance on the forward-looking statements made in this press release, which speak only as of its date. There may be events in the future that the Company is unable to predict, or over which it has no control, and its business, financial condition, results of operations and prospects may change in the future. The Company assumes no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made unless the Company has an obligation under U.S. federal securities laws to do so.

Investor Contact

CORE IR

investor@plustherapeutics.com